Exhibit 10.26

CARLOTZ, INC.

2017 STOCK OPTION PLAN

CARLOTZ, INC.

2017 STOCK OPTION PLAN

WHEREAS, CarLotz, Inc., a Delaware corporation (the “Company”), desires to establish a plan under which it may award nonqualified stock options to certain employees and consultants of the Company and its subsidiaries; and

NOW, THEREFORE, the CarLotz, Inc. 2017 Stock Option Plan is hereby adopted under the following terms and conditions:

SECTION 1 - PURPOSE AND DEFINITIONS

(a)               Purpose. The Plan is intended to provide a means whereby the Company may, through the grant of Options to Employees and Consultants attract and retain such individuals and motivate them to exercise their best efforts on behalf of the Company and of any Related Corporation.

(b)              Definitions. Capitalized terms used herein have the meanings set forth below or in Annex A hereto (as applicable).

(1)	“Board” shall mean the Board of Directors of the Company.

(2)	“Change of Control” shall have the meaning given to it in Annex A.

(3)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(4)	“Committee” shall mean a committee that is designated by the Board as the committee to administer the Plan or, in the event a committee has not been established, the entire Board.

(5)	“Company” shall mean CarLotz, Inc., a Delaware corporation.

(6)	“Consultant” shall mean an individual who is not a director or an employee of the Company or a Related Corporation, and who has entered into a consulting or advisory arrangement with the Company or a Related Corporation to provide bona fide services that (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities.

(7)	“Employee” shall mean an officer or other employee of the Company or a Related Corporation and shall include a director who is also an officer or other employee.

(8)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(9)	“Fair Value” shall mean the fair value of a share of Stock based on the most recent quarterly valuation of the Company prepared by the Board.

(10)	“Option Agreement” shall mean a written document evidencing the grant of an Option, as described in Section 6 hereof.

(11)	“Optionee” shall mean an Employee or Consultant who has been granted an Option under the Plan.

(12)	“Options” shall mean nonqualified stock options.

(13)	“Plan” shall mean the CarLotz, Inc. Stock Option Plan, as set forth herein and as amended from time to time.

(14)	“Stock” shall mean the Common Stock, $0.001 par value, of the Company.

(15)	“Termination of Service” shall mean:

(A)             with respect to an Option granted to an Employee, the termination of the employment relationship between the Employee and the Company and all Related Corporations; and

(B)             with respect to an Option granted to a Consultant, the termination of the consulting or advisory arrangement between the Consultant and the Company and all Related Corporations;

provided, however, that if the Optionee’s status changes from Employee or Consultant to any other status eligible to receive Options under the Plan, the Committee (subject to Section 9) may provide that no Termination of Service occurs for purposes of the Plan until the Optionee’s new status with the Company and all Related Corporations terminates. For purposes of this paragraph, if an Optionee’s relationship is with a Related Corporation, and not the Company (i.e., the Optionee is an Employee or Consultant of a Related Corporation and not the Company), the Optionee shall incur a Termination of Service when such corporation ceases to be a Related Corporation, unless the Committee determines otherwise.

(16)	“Transfer” means the transfer of ownership by sale, exchange, assignment, pledge, encumbrance, lien, gift, donation, grant or other conveyance of any kind, whether voluntary or involuntary, including conveyances by operation of law or legal process (and hereby expressly includes, with respect to an Optionee, any voluntary or involuntary (a) appointment of a receiver, trustee, liquidator, custodian or other similar official for such Optionee for all or any part of such Optionee’s property under any bankruptcy law; (b) gift, donation, transfer by will or intestacy or other disposition, whether inter vivos or mortis causa; and (c) transfer or other disposition to a spouse or former spouse (including by reason of a separation agreement or divorce, equitable or community or marital property distribution; judicial decree or other court order relating to the division or partition of property between spouses or former spouses or other persons)).

(17)	“TRP” means TRP Capital Partners, LP.

SECTION 2 - ADMINISTRATION

The Plan shall be administered by the Committee and each member of the Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director or officer of the Company.

The Committee shall have full authority, subject to the terms of the Plan, to select the Employees or Consultants to be granted Options under the Plan, to grant Options on behalf of the Company, and to set the date of grant and the other terms of such Options in accordance with the Plan. The Committee may correct any defect, supply any omission, and reconcile any inconsistency in the Plan and in any Option granted hereunder in the manner and to the extent it deems desirable. The Committee also shall have the authority to establish such rules and regulations for the proper administration of the Plan, to amend, modify, or rescind any such rules and regulations, and to make such determinations and interpretations under, or in connection with, the Plan, as it deems necessary or advisable. All such rules, regulations, determinations, and interpretations shall be binding and conclusive upon the Company, its stockholders, and all Employees and Consultants, upon their respective legal representatives, beneficiaries, successors, and assigns, and upon all other persons claiming under or through any of them. Except as otherwise required by the bylaws of the Company or by applicable law, no member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

SECTION 3 - STOCK

Options may be granted under the Plan to purchase up to a maximum aggregate of 601,875 shares of Stock, subject to adjustment as provided in Section 7. Shares issuable under the Plan may be authorized but unissued shares or treasury shares. If any Option granted under the Plan expires, or if any such Option is canceled for any reason whatsoever (including, without limitation, the Optionee’s surrender thereof), without having been exercised, the shares subject to the unexercised portion of the Option shall continue to be available for the granting of Options under the Plan as fully as if the shares had never been subject to an Option.

SECTION 4 - GRANTING OF OPTIONS

From time to time until the expiration or earlier suspension or discontinuance of the Plan, the Committee may, on behalf of the Company, grant to Employees and Consultants such Options as it determines are warranted.

SECTION 5 - TERMS AND CONDITIONS OF OPTIONS

Options granted pursuant to the Plan shall include expressly or by reference the following terms and conditions, as well as such other provisions as the Committee shall deem desirable that are not inconsistent with the provisions of the Plan, section 409A of the Code. Options awarded under the Plan shall permit no other feature of deferral of compensation that would cause such option to be subject to section 409A of the Code.

(a)               Number of Shares. The Option Agreement shall state the number of shares of Stock to which it pertains.

(b)              Price. The Option Agreement shall state the exercise price which shall be determined and fixed by the Committee in its discretion, but the exercise price shall not be less than the higher of 100 percent of the Fair Value of the shares of Stock subject to the Option on the date the Option is granted, or the par value thereof.

(c)               Term. The term of each Option shall be determined by the Committee, in its discretion. Each Option shall be subject to earlier termination as provided in subsections (f), (g), and (h) below and in Section 8 hereof.

(d)              Vesting. All Options shall vest pursuant to the vesting schedule set forth on Annex A or as may be accelerated by the Committee. Vested Options shall not be exercisable unless and until the conditions (if any) determined by the Committee pursuant to subsection (e) have occurred or been fulfilled.

(e)               Exercise. The Committee shall determine the conditions (if any), such as a Change of Control, that must occur or be fulfilled before an Option, to the extent vested, shall become exercisable. Except as otherwise determined by the Committee:

(1)               Any exercisable Options may be exercised at any time up to the expiration or termination of the Option. Exercisable Options may be exercised by the Optionee (or by the Optionee’s designated guardian or legal representative acting under a validly executed durable power of attorney in which the Optionee is the principal), in whole or in part and from time to time by giving written notice of exercise to the Company, as specified in the Optionee’s Option Agreement, setting forth the number of shares to be purchased and accompanied by payment in full of the aggregate exercise price for such shares.

(2)               The exercise price shall be paid in cash, its equivalent, or in any other payment method authorized by the Board.

The Committee, in its discretion, may provide that any (or all) outstanding Options shall become exercisable notwithstanding the fact that such Options have not become 100% vested under subsection (d) and notwithstanding the fact that any condition(s) on exercisability as set forth in the Option Agreement have not occurred nor been fulfilled, if it deems such exercisability to be desirable.

(f)                Non-Transferability. No Option shall be Transferable by the Optionee other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee or, in the event of the Optionee’s legal incapacity, by the Optionee’s guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.

(g)               Rights as a Stockholder. An Optionee shall have no rights as a stockholder with respect to any shares covered by his or her Option until such shares have been duly issued upon exercise and all other conditions set forth herein have been satisfied.

(h)	Compliance with Securities Laws. The Committee shall have the right to:

(1)            require an Optionee to execute, as a condition of exercise of an Option, a letter evidencing the Optionee's intent to acquire the Stock for investment and not with a view to the resale or distribution thereof;

(2)            place appropriate legends upon the certificate or certificates, if any, for the Stock; and

(3)            take such other actions as it deems necessary in order to cause the issuance of Stock upon exercise of Options to comply with applicable provisions of state and Federal securities laws.

Notwithstanding anything in the Plan to the contrary, in furtherance of the foregoing, and not by way of limitation thereof, no Option shall be exercisable unless the Stock to be issued pursuant thereto shall have been registered under appropriate Federal and state securities laws, and any regulations or rules promulgated thereunder, or shall be exempt therefrom, in the opinion of the Committee upon advice of counsel to the Company. This provision shall in no way obligate the Company to undertake registration of Options or Stock hereunder. The issuance, transfer or delivery of certificates, if any, for Stock pursuant to the exercise of Options may be delayed, at the discretion of the Committee until the Committee is satisfied that the applicable requirements of the Federal and state securities laws have been met.

(i) Withholding and Use of Shares to Satisfy Tax Obligations. The obligation of the Company to deliver shares of Stock upon the exercise of any Option shall be subject to applicable Federal, state, and local tax withholding requirements. If the exercise of any Option is subject to the withholding requirements of applicable Federal, state or local tax law, the Committee, in its discretion, may permit or require the Optionee to satisfy the Federal, state and/or local withholding tax, in whole or in part, by electing to have the Company withhold shares of Stock subject to the exercise (or by returning previously acquired shares of Stock to the Company); provided, however, that the Company may limit the number of shares withheld to satisfy the tax withholding requirements to the extent necessary to avoid adverse accounting consequences. Shares of Stock shall be valued, for purposes of this subsection, at their Fair Value determined as of the date the amount attributable to the exercise of the Option is includible in income by the Optionee under section 83 of the Code. The Committee shall adopt such withholding rules as it deems necessary to carry out the provisions of this subsection.

SECTION 6 - OPTION AGREEMENTS — OTHER PROVISIONS

Options granted under the Plan shall be evidenced by Option Agreements in such form as the Committee shall from time to time approve, and containing such provisions as the Committee shall deem advisable that are not inconsistent with the provisions of the Plan and section 409A of the Code. Each Optionee shall enter into, and be bound by, an Option Agreement as soon as practicable after the grant of an Option.

SECTION 7 - ADJUSTMENT IN CASE OF CHANGES IN STOCK

The type and maximum number of shares which may be issued under the Plan, as stated in Section 3 hereof, and the type and number of shares issuable upon exercise of the unexercised portion of each outstanding Option under the Plan (as well as the exercise price per share under such outstanding Options) shall be adjusted, as may be deemed appropriate by the Committee, to reflect any stock split, reverse stock split, stock dividend, distribution, spin-off, recapitalization, share combination or reclassification, or similar change in the capitalization of the Company; provided, however, that (i) no such adjustment shall be made to an outstanding Option if such adjustment would cause the Option to be subject to section 409A of the Code, and (ii) no such adjustment shall be made in the event of a capital distribution except as determined by the Committee, in its sole discretion. For the sake of clarity, this Section 7 shall not apply to an issuance of equity securities by the Company other than in connection with any stock split, reverse stock split, stock dividend, distribution, spin-off, recapitalization, share combination or reclassification, or similar change in the capitalization of the Company. In the event any such change in capitalization cannot be reflected in a straight mathematical adjustment of the number of shares issuable upon the exercise of outstanding Options (and a straight mathematical adjustment of the exercise price thereof), the Committee shall make such adjustments as are appropriate to reflect most nearly such straight mathematical adjustment. Such adjustments shall be made only as necessary to maintain the proportionate interest of Optionees, and preserve, without exceeding, the value of Options. The determination of the Committee as to any adjustments pursuant to this Section shall be in the Committee’s sole discretion and shall be binding and conclusive upon the Optionee. In the event of any such transaction or event or upon a Change of Control, the Board may, but shall not be obligated to, provide in substitution for any outstanding Options such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of such outstanding Options.

SECTION 8 - CERTAIN CORPORATE TRANSACTIONS

Notwithstanding any other provision of the Plan, in the event of (i) a consolidation, merger, or similar transaction or series of related transactions in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding capital stock (determined by aggregate voting rights) or other voting interests by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all of the Company’s assets accompanied by the distribution of all of the proceeds of that sale to the Company’s stockholders, or (iii) a dissolution or liquidation of the Company accompanied by the distribution of all of the proceeds of that event to the Company’s stockholders (collectively, a “Corporate Transaction”), the surviving or successor entity shall assume each outstanding Option, or substitute a new option for each outstanding Option; provided, however, that, upon the affirmative vote of the Committee and the approval of at least two-thirds of the Board members, any outstanding Option may be terminated, effective upon the closing of the Corporate Transaction, if the Committee and the Board reasonably and in good faith determine that such termination is in the best interests of the Company. Upon determination to so terminate an outstanding Option, the Company shall pay or deliver, or cause to be paid or delivered, to the holder of such terminated Option an amount in cash or securities having a value equal to the product of (I) the number of shares of Stock for which the outstanding Option is vested and exercisable (after giving effect to exercisability resulting from the Corporate Transaction if it is a Change of Control and the Option was not terminated prior to the Change of Control) immediately prior to such termination, multiplied by (II) the excess of (A) over (B) where (A) is the formula or fixed price per share of Stock paid to the holders of Stock pursuant to such Corporate Transaction, and (B) is the exercise price applicable to the outstanding Option, it being understood that in the case of any Option with an exercise price that equals or exceeds the formula or fixed price per share of Stock paid to the holders of Stock pursuant to such Corporate Transaction, the Board may cancel the Option without the payment of consideration therefor. The Board also may, in its discretion, change the terms of an outstanding Option to reflect any such Corporate Transaction; provided, however, that such change would not cause the Option to be subject to section 409A of the Code and that such change would not adversely affect the rights of the holders under this section.

SECTION 9 - AMENDMENT OR SUSPENSION OF THE PLAN AND OPTIONS

The Board, pursuant to resolution, from time to time may amend or suspend the Plan, and the Committee may amend any outstanding Options in any respect whatsoever. Except as provided in Section 8, no such amendment or suspension shall (i) adversely affect the rights of an Optionee under the Optionee’s outstanding Option Agreement or (ii) cause the Option to be subject to section 409A of the Code.

SECTION 10 - TERMINATION OF PLAN

The Board, pursuant to resolution, may terminate the Plan at any time and for any reason. Nothing contained in this Section, however, shall terminate or affect the continued existence of rights created under Options issued hereunder, and outstanding on the date the Plan is terminated, which by their terms extend beyond such date.

SECTION 11 - EFFECTIVE DATE

This Plan shall become effective on the date the Plan is adopted by the Board.

SECTION 12 - MISCELLANEOUS

(a)               Rights. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any individual any right to be granted an Option, or any other right hereunder, unless and until the Committee shall have granted such individual an Option, and then his or her rights shall be only such as are provided in the Option Agreement. Notwithstanding any provisions of the Plan or the Option Agreement with an Employee, the Company or a Related Corporation shall have the right, in its discretion but subject to any employment contract entered into with the Employee, to retire the Employee at any time pursuant to its retirement rules or otherwise to terminate his or her employment at any time for any reason whatsoever or for no reason.

(b)              Indemnification of Board and Committee. The members of the Board and the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any claim, action, suit, or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection with, the Plan, or any Option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved in advance by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part to the maximum extent permitted under the Company’s bylaws and Delaware law or any contract between the Company and any of them providing for indemnification. Upon the making or institution of any such claim, action, suit, or proceeding, the Board or Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle it on his or her own behalf. The provisions of this subsection (b) shall not give members of the Board or the Committee greater rights than they would have under the Company’s bylaws or Delaware law. The Company shall be the indemnitor of first resort, (i.e., its obligations to the members of the Board and the Committee to reimburse expenses or provide indemnification are primary, and any other indemnification available to any of them is secondary).

(c)               Application of Funds. Any cash received in payment for shares upon exercise of an Option shall be added to the general funds of the Company.

(d)              No Obligation to Exercise Option. The granting of an Option shall impose no obligation upon an Optionee to exercise such Option.

(e)               Governing Law. The Plan shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of Delaware (without reference to principles of conflicts of laws) shall govern the operation of, and the rights of Optionees under, the Plan, and Options granted thereunder.

Annex A

Vesting Schedule

Options shall be exercisable only as follows:

(a) The Option shall become exercisable with respect to 25% of the Option Shares (the “Tier I Performance Vested Option Shares”) only as follows: if (i) a Change of Control occurs prior to the termination of this Option Agreement, and (ii) Optionee remains in the continuous employ of the Company or any Related Corporation until the date of such Change of Control, and (iii) the lower of (A) the Internal Rate of Return on the date of such Change of Control is equal to or greater than 15% or (B) the Cash on Cash Return as of the date of such Change of Control is greater than 1.5 times, the Option shall become exercisable with respect to all of the Tier I Performance Vested Option Shares immediately prior to the consummation of the Change of Control, subject to the consummation of the Change in Control.

(b) The Option shall become exercisable with respect to an additional 25% Option Shares (the “Tier II Performance Vested Option Shares”) only as follows: if (i) a Change of Control occurs prior to the termination of this Option Agreement, and (ii) Optionee remains in the continuous employ of the Company or any Related Corporation until the date of such Change of Control, and (iii) the lower of (A) the Internal Rate of Return on the date of such Change of Control is equal to or greater than 20% or (B) the Cash on Cash Return as of the date of such Change of Control is greater than 2.25 times, the Option shall become exercisable with respect to all of the Tier II Performance Vested Option Shares immediately prior to the consummation of the Change of Control, subject to the consummation of the Change in Control.

(c) The Option shall become exercisable with respect to an additional 25% Option Shares (the “Tier III Performance Vested Option Shares”) only as follows: if (i) a Change of Control occurs prior to the termination of this Option Agreement, and (ii) Optionee remains in the continuous employ of the Company or any Related Corporation until the date of such Change of Control, and (iii) the lower of (A) the Internal Rate of Return on the date of such Change of Control is equal to or greater than 22.5% or (B) the Cash on Cash Return as of the date of such Change of Control is greater than 2.5 times, the Option shall become exercisable with respect to all of the Tier III Performance Vested Option Shares immediately prior to the consummation of the Change of Control, subject to the consummation of the Change in Control.

(d) The Option shall become exercisable with respect to the remaining 25% Option Shares (the “Tier IV Performance Vested Option Shares”) only as follows: if (i) a Change of Control occurs prior to the termination of this Option Agreement, and (ii) Optionee remains in the continuous employ of the Company or any Related Corporation until the date of such Change of Control, and (iii) the lower of (A) the Internal Rate of Return on the date of such Change of Control is equal to or greater than 25% or (B) the Cash on Cash Return as of the date of such Change of Control is greater than 3.0 times, the Option shall become exercisable with respect to all of the Tier IV Performance Vested Option Shares immediately prior to the consummation of the Change of Control, subject to the consummation of the Change in Control.

With respect to the foregoing, if the Internal Rate of Return on the date of such Change of Control is equal to or greater than 15% or the Cash on Cash Return as of the date of such Change of Control is greater than 1.5 times, then the Option shall become exercisable so that the percentage of the Option that is exercisable reflects the proportional Internal Rate of Return or Cash on Cash Return between each of the incremental percentages set forth above. For example, if the Internal Rate of Return on the date of such Change of Control is equal to 23.75% and the Cash on Cash Return as of the date of such Change of Control is equal to 2.75 times, then percentage of the Option exercisable would be 87.5%.

“Cash on Cash Return” means the quotient of (A) the cumulative total of all distributions made to, or other proceeds received by, TRP Capital Partners, LP and its Affiliates (collectively, the “Sponsors”) (excluding management fees, closing fees and expenses but including in the case of a sale of the Company all contingent consideration in the form of holdbacks, escrow or similar contingencies) with respect to its investment in equity or debt securities of the Company during the life of the investment period, divided by (B) total cash investment made in consideration for equity or debt securities of the Company or any of its subsidiaries (including any cash investments made subsequent to the initial closing) (“Cash Invested”) by the Sponsors in the Company or any of its subsidiaries. For purposes of calculating the Cash on Cash Return, all distributions made to the Sponsors will be net of all accrued but unpaid management fees, all expenses associated with, and Company Indebtedness at the time of, the ultimate sale of the Company business and assuming the exercise of all options, warrants and other rights to acquire the Stock (whether or not vested).

“Change of Control” shall mean the disposition of all or substantially all of the operating assets of the Company in one of the following transactions in which the Sponsors dispose of all of their interests in the Company for value:

(a) the consummation of a merger or consolidation of the Company with or into another company in which the stockholders of the Company receive only cash (subject to reserves, escrows, hold backs and earn-outs) in exchange for all of their interests in the Company;

(b) a sale or other disposition of all or substantially all of the assets of the Company that is accompanied by the distribution to the Company’s stockholders of substantially all of the proceeds of that sale (subject to reserves, escrows, hold-backs and earn-outs); or

(c) any other similar transaction or event involving a disposition of all or substantially all of the Company’s operating assets or outstanding equity interests that, in any case, the Board determines constitutes a change in control of the Company.

“Internal Rate of Return” means the annual rate of return on the Cash Invested by the Sponsors in the Company or any of its subsidiaries. The annual rate of return would be measured by comparing Cash Invested against all distributions made to, or other proceeds received by, the Sponsors (excluding management fees, closing fees and expenses but including in the case of a sale of the Company all contingent consideration in the form of holdbacks, escrow or similar contingencies) with respect to its investment in equity or debt securities of the Company during the life of the investment period. For purposes of calculating the Internal Rate of Return, all distributions made to the Sponsors will be net of all accrued but unpaid management fees, all expenses associated with, and Company Indebtedness at the time of, the ultimate sale of the Company business and assuming the exercise of all options, warrants and other rights to acquire the Stock (whether or not vested).

“Option Shares” means, with respect to any Option, the aggregate shares of Common Stock that may be purchased pursuant to such Option.

“Related Corporation” shall mean any “subsidiary corporation” of the Company, as defined in section 424(f) of the Code.